EXHIBIT 23



INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statements No. 333-74562 on Form S-3 dated December 5, 2001, No. 333-44942 on Form S-3/A dated September 6, 2000, No. 333-28783 on Form S-3 dated October 8, 1997, No. 333-24371 on Form S-8 dated April 2, 1997, No. 333-18547 on Form S-3 dated February 14, 1997, No. 33-89646 on Form S-8 dated February 21, 1995, No. 33-71490 on Form S-8 dated November 11, 1993, No. 33-71596 on Form S-8 dated November 11, 1993, and No. 33-49474 on Form S-8 dated July 10, 1992 of our report dated February 22, 2002, appearing in in this Annual Report on Form 10-K of MEDTOX Scientific, Inc. for the year ended December 31, 2001.


/s/ Deloitte & Touche LLP


Minneapolis, Minnesota
March 28, 2002